Exhibit 99.1
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BSD-2000 Cancer Treatment System Purchased by Nanchong Hospital in China


    SALT LAKE CITY--(BUSINESS WIRE)--Dec. 4, 2007--BSD Medical Corp. (AMEX:BSM) today announced that another BSD-2000 cancer treatment system is being installed in China, at the Central Hospital located in Nanchong City, in the Sichuan Province of the People's Republic of China. BSD Medical and its Chinese Distributor have been successful in targeting prestigious hospitals for the BSD-2000 installations. BSD Medical recently presented at Asia's largest medical device show supporting its Chinese distributor, Dalian Orientech. The China International Medical Equipment Fair showcased the BSD-2000 to more than 42,000 attendees at this show.

    The BSD-2000 delivers precision-focused RF energy into cancerous tumors, including those located deep in the body, raising the tumor temperature to levels required to administer hyperthermia therapy to destroy cancer cells with heat and increase the effectiveness of radiation therapy.

    BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on increasing exposure to the Company's cancer technology in China, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: BSD Medical Corporation, Salt Lake City
             Hyrum A. Mead, 801-972-5555
             Facsimile: 801-972-5930
             investor@bsdmc.com